EX-99.P.1

                     GREEN CENTURY CAPITAL MANAGEMENT, INC.
                     ---------------------------------------

       CODE OF ETHICS WITH RESPECT TO PERSONAL SECURITIES TRANSACTIONS
       ---------------------------------------------------------------


                                                        Effective Date: 1/1/04

A. STATEMENT OF GENERAL PRINCIPLES

      Green Century Capital Management, Inc. ("GCCM") is a registered investment adviser with the Securities and Exchange Commission ("SEC") and is the investment adviser exclusively to the Green Century Funds (the "Funds"). The primary day-to-day investment management for all the Green Century Funds is done by investment subadvisers. The officers, directors and employees (collectively, the "Staff") of GCCM are not generally privy to the daily buy and sell decisions relating to the Funds. It is essential, however, to avoid not only actual but also any appearances of conflicts of interest and any abuse of the Staff's position of trust and responsibility. All Staff shall therefore place the interests of the Green Century Funds before his or her personal interests and conduct all personal securities transactions in a manner consistent with this Code.

      Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act") requires registered investment companies, their investment advisers and principal underwriters to adopt codes of ethics. This Code of Ethics ("Code") succeeds GCCM's prior Code dated March 1, 2000 which was prompted by the amendments to Rule 17j-1, which became effective on August 23, 1999, the recommendations in the Report of the Advisory Group on Personal Investing issued by the Investment Company Institute in May, 1994 ("ICI Report"), and the SEC Staff Report on Personal Investing by Investment Company Personnel issued in September, 1994 ("SEC Report"). The SEC Report endorsed the ICI Report and stated that the SEC staff expects "all funds to adopt the [Advisory Group] Report's recommendations, in whole or in special circumstances."

      GCCM believes this Code of Ethics satisfies Rule 17j-1 and meets the SEC staff's expectations, and is appropriate and desirable for GCCM. All Staff are required to adhere to the following rules governing their investment activities. These rules cannot cover all situations which may involve a possible conflict of interest. If there is any doubt about a transaction for a reportable account, please contact Kristina Curtis or Amy Perry Basseches before the transaction is executed.

B. APPLICABILITY OF RESTRICTIONS AND PROCEDURES
      1.    DEFINITIONS

            (a) "Access Persons" shall include all employees, directors or officers of GCCM.

(b) "Affiliated Fund" is any registered, open-end investment company (or any series thereof) that is administered or advised by the adviser or administrator to the Funds (or any series thereof), any sub-adviser to any Fund (or any series thereof), or any adviser or administrator of any registered investment company in which any Fund (or any series thereof) invests all or substantially all of its assets.

            (c) "Beneficial Ownership" shall be interpreted subject to the provisions of rule 16a-1(a)(2) of the Securities and Exchange Act of 1934. Rule 16a-1(a)(2) specifies that, to have beneficial ownership, a person must have a "direct or indirect pecuniary interest," which is the opportunity to profit directly or indirectly from a transaction in securities. For purposes of this Code, an access person may be deemed to have beneficial ownership in securities held by members of his or her immediate family sharing the same household (spouse, minor children and relatives resident in the employee's home), or by certain partnerships, trusts, corporations or other arrangements.

            (d) "Fund" means an investment company that is registered under the 1940 Act and is advised or administered by GCCM.

            (e) The "Review Officer" is the person designated to monitor the overall compliance with this Code and to provide preclearance of any personal security transaction as required by this Code. The Review Officer shall be Kristina Curtis or Amy Perry Basseches.

            (f) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

            (g) "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include (i) direct obligations of the U.S. Government, or (ii) bankers' acceptances, bank certificates of deposit, and commercial paper and high quality short-term debt instruments, including repurchase agreements. Shares of registered open-end investment companies (including all Affiliated Funds) are included in the definition of the term "security."

            (g) A security "held or to be acquired" by a Fund means (i) a security which, within the most recent 15 days (1) is or has been held by the Fund or (2) is being or has been considered by the Fund or any of its investment advisers for purchase by the Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (i) of this definition.

C. RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

      1.   UNLAWFUL ACTIONS

      No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a Fund:

           a.    employ any device, scheme or artifice to defraud the Fund;

           b. make to the Fund any untrue statement of a material fact, or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made;

           c. engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund; or

           d.    engage in any manipulative practice with respect to the Fund.

      2.   BLACKOUT PERIODS

           a. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven days before or after he or she knows or should have known a Green Century Fund has or had a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

           b. An Access Person shall not be permitted to sell or otherwise transfer, directly or indirectly, shares of an Affiliated Fund for a period of 90 days from the date of purchase or acquisition of those shares of the Affiliated Fund.

      3.   EXEMPTED TRANSACTIONS

           The prohibitions of Section C.1. and C.2. shall not apply to:

           a. purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

           b. purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions;

           c. purchases which are part of an automatic dividend reinvestment plan;

           d. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

           e. purchases and sales that receive prior approval in writing by the Review Officer as (i) only remotely potentially harmful to a Green Century Fund because they would be very unlikely to affect a highly institutional market, and (ii) clearly not economically related to the securities to be purchased, sold or held by a Green Century Fund.

D. COMPLIANCE PROCEDURES

      1.  PRECLEARANCE OF INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

      With regard to initial public offerings and private placements, each Access Person shall:

           a. obtain express prior written approval from the Review Officer for any acquisition of securities in an initial public offering or private placement (the Review Officer, in making such determination, shall consider, among other factors, whether the investment opportunity should be reserved for the Funds, and whether such opportunity is being offered to such Access Person by virtue of his or her position with the Funds); and

           b. after authorization to acquire securities in an initial public offering or private placement has been obtained, disclose such personal investment with respect to any subsequent consideration by the Funds (or any other investment company for which he or she acts in a capacity as an Access Person) for investment in that issuer.

           If a Fund decides to purchase securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person, that decision shall be subject to an independent review by Access Persons with no personal interest in the issuer.

      2.   PRECLEARANCE OF OTHER SECURITIES

           a. An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a security except as provided below unless:

                 i.   such purchase or sale has been approved by the Review
           Officer;

                 ii. the approved transaction is completed on the same day approval is received; and

                 iii. the Review Officer has not rescinded such approval prior to execution of the transaction.

           b. Each Access Person may effect total purchases and sales of up to $25,000 of reportable securities within any six month period without preclearance from the Review Officer. For the purposes of this provision:

                 (1) The six-month period is a "rolling" period, i.e., the limit is applicable between any two dates which are six months apart;

                 (2) Transactions in options and futures, other than options or futures on commodities, will be included for purposes of calculating whether the $25,000 limit has been exceeded. Such transactions will be measured by the value of the securities underlying the options and futures; and

                 (3) Although preclearance is not required for personal transactions in securities which fall into this de minimus exception, these trades must still be reported pursuant to Section
           D.3 hereunder, if such transactions are reportable.

      3.   REPORTING

           a. Unless excepted by paragraph (b) of this Section D.3, every Access Person must report to the Review Officer as described below.

                 i. Initial Holdings Reports. Not later than 10 days after the person becomes an Access Person, the following information:

                      o the title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                      o the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                      o the date that the report is signed and submitted by the Access Person.

                 ii. Quarterly Transaction Reports. Not later than ten (10) days after the end of each calendar quarter, the following information:

                 A. With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

                      o the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                      o the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                      o the price of the security at which the transaction was effected;

                      o the name of the broker, dealer or bank with or through which the transaction was effected; and

                      o the date that the report is signed and submitted by the Access Person

                 B. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                      o the name of the broker, dealer or bank with whom the Access Person established the account;

                      o  the date that the account was established; and

                      o the date that the report is signed and submitted by the Access Person.

                 C. In the event that no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

                 iii. Annual Holdings Reports. Not later than each January 31st, the following information (which information must be current as of the immediately preceding December 31st):

                      o the title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

                      o the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                      o the date on which the report is signed and submitted by the Access Person.

           b. A person need not make any report required under Section D.3(a) with respect to transactions effected for, and securities held in, any account over which the person has no direct influence or control, including such an account in which the person has any beneficial ownership.

           c. Any report delivered pursuant to Section D.3(a) may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the securities to which the report relates.

           d. Each Access Person must certify annually (no later than each January 31st) that he or she has read and understands this Code of Ethics and has complied with its provisions. Such certificates and reports are to be given to the Review Officer.

      4.   REVIEW

           The Review Officer shall review all of the reports delivered under Section D.3(a) to determine whether a violation of this Code of Ethics may have occurred and take into account the exemptions allowed under Sections
   C.3 and D.3.b hereunder. Before making a determination that a violation has been committed by an Access Person, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

E. REVIEW BY THE BOARD OF TRUSTEES OF THE FUNDS

   At least annually, the Review Officer shall report to the Board of Trustees of the Funds regarding:

      1. All existing procedures concerning Access Persons' personal trading activities and any procedural changes made during the past year;

      2.   Any recommended changes to the Code or procedures; and

      3. A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.

   In addition, the Review Officer shall certify to the Board of Trustees of the Funds at least annually that GCCM has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

F. SANCTIONS FOR VIOLATIONS BY ACCESS PERSONS

   If the Review Officer determines that a violation of this Code has occurred, he or she may impose, or he or she shall so advise the Board of Directors and the Board may impose, such sanctions as he, she or they deem appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the Board of Directors.

G. MISCELLANEOUS

      1.   ACCESS PERSONS

      The Review Officer will identify all Access Persons who are under a duty to make reports to GCCM and will inform such persons of such duty. Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder. All employees, directors and officers of GCCM are deemed to be Access Persons unless advised to the contrary by the Review Officer.

      2.   RECORDS

      GCCM shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the SEC:

           a. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

           b. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

           c. a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

           d. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place; and

           e. a record of any decision, and the reasons supporting the decision, to approve the acquisition by any Access Person of any security in an initial public offering or a private placement shall be preserved for a period of not less than five years from the end of the year in which the approval is granted.

      3.   CONFIDENTIALITY

      All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

      4.   INTERPRETATION OF PROVISIONS

      The Board of Directors of GCCM may from time to time adopt such interpretations of this Code as it deems appropriate.